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                                                                     EXHIBIT 5.1

                                 July 25, 2000

eShare Communications, Inc.
5051 Peachtree Corners Circle
Norcross, Georgia 30092-2500

         Re:      Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel for eShare Communications, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of up to 3,387,511 additional shares of the Company's common stock, no par value per share ("Shares"), issuable pursuant to the eShare Communications, Inc. 1998 Stock Option Plan (the "Plan").

         We have examined and are familiar with the originals or copies of certified or otherwise identified to our satisfaction of such documents, corporate records, and other instruments relating to the incorporation of the Company and to the authorization and issuance of Shares under the Plan as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as Exhibit 5 to the Company's registration statement on Form S-8.

                                       Very truly yours,

                                       MORRIS, MANNING & MARTIN, L.L.P.


                                       /s/ Morris, Manning & Martin, L.L.P.